UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 31, 2007

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

(a) On January 31, 2007, Option One Mortgage Corporation (“OOMC”), an indirect wholly owned subsidiary of H&R Block, Inc. (the “Company”), Option One Mortgage Capital Corporation (“OOMCC”), a direct wholly-owned subsidiary of OOMC, and Option One Loan Warehouse Corporation (“OOLWC”), a direct wholly-owned subsidiary of OOMCC, entered into Omnibus Amendment dated as of January 1, 2007 among OOMC, OOMCC, OOLWC, Option One Owner Trust 2003-5 (the “2003-5 Trust”), Wells Fargo Bank Minnesota, National Association (“Wells Fargo Minnesota”) and Citigroup Global Markets Realty Corp (“Citigroup”) (collectively, the “Citigroup Amendment”).

The purpose of the Citigroup Amendment was to bifurcate OOMC’s current warehouse financing arrangement with Citigroup into two separate warehouse financing arrangements, of which one is an on-balance sheet facility (the “Current Citigroup Warehouse Facility”) and the other is an off-balance sheet facility (the “New Citigroup Warehouse Facility”). The Current Citigroup Warehousing Facility, as amended, is an on-balance sheet facility that funds mortgage loans that cannot otherwise be funded through an off-balance sheet facility. See Item 1.01(b) below for a description of the New Citigroup Warehouse Facility.

The Citigroup Amendment (i) reduces the term of the Current Citigroup Warehouse Facility to April 27, 2007, subject to various triggers, events or occurrences that could result in earlier termination, (ii) fixes the amount of funding available under the Current Citigroup Warehouse Facility at $1,500,000,000, less the maximum funding available under the New Citigroup Warehouse Facility and (iii) permits OOMC to repurchase any mortgage loan from the 2003-5 Trust.

The Current Citigroup Warehouse Facility provides funding totaling $1,500,000,000 (less fundings outstanding under the New Citigroup Warehouse Facility) and bears interest at one-month LIBOR plus additional margin rates. The Current Citigroup Warehouse Facility is subject to various OOMC performance triggers, limits and financial covenants, including a tangible net worth ratio, capital adequacy test, non-warehouse leverage ratios, net income test and cross-default features in which a default under other arrangements to fund daily non-prime originations would trigger a default under the Current Citigroup Warehouse Facility. In addition, the Current Citigroup Warehouse Facility permits Citigroup at any time to require the 2003-5 Trust to redeem specified borrowed amounts outstanding under the Current Citigroup Warehouse Facility.

(b) On January 31, 2007, OOMC, OOMCC and OOLWC entered into the following agreements:

(i)	Sale and Servicing Agreement dated as of January 1, 2007, among OOLWC, OOMC, OOMCC, Option One Owner Trust 2007-5A (the “2007-5A Trust”), and Wells Fargo Bank, N.A. (“Wells Fargo”) (the “SSA”);

(ii)	Note Purchase Agreement dated as of January 1, 2007, among OOLWC, the 2007-5A Trust and Citigroup (the “NPA”); and

(iii)	Indenture dated as of January 1, 2007, between the 2007-5A Trust and Wells Fargo (the “Indenture”).

The SSA, NPA and the Indenture were entered into as part of the New Citigroup Warehouse Facility, which is an off-balance sheet financing arrangement. The New Citigroup Warehouse Facility provides funding totaling $1,000,000,000 for daily non-prime originations through November 9, 2007, subject to various triggers, events or occurrences that could result in earlier termination and bears interest at one-month LIBOR plus additional margin rates. The New Citigroup Warehouse Facility is subject to various OOMC performance triggers, limits and financial covenants, including a tangible net worth ratio, tangible net worth to total required capital ratio, non-warehouse leverage ratio, minimum net income test and cross-default features in which a default under other arrangements to fund daily non-prime originations would trigger a default under the New Citigroup Warehouse Facility. In addition, the New Citigroup Warehouse Facility permits Citigroup at any time to require the 2007-5A Trust to redeem specified borrowed amounts outstanding under the New Citigroup Warehouse Facility.

(c)          Under the Current Citigroup Warehouse Facility and the New Citigroup Warehouse Facility, non-prime loans originated by OOMC are sold daily to the 2003-5 Trust and the 2007-5A Trust, which utilize the warehouse facilities to purchase the loans. The trusts subsequently sell the loans directly to third-party investors or back to OOMC to pool the loans for securitization, as directed by its third-party beneficial interest holders. The decision to complete a whole loan sale or a securitization is dependent on market conditions. See “Off-Balance Sheet Financing Arrangements” in Item 7 of the Company’s Form 10-K for the fiscal year ended April 30, 2006.

(d) Certain parties to the Current Citigroup Warehouse Facility and the New Citigroup Warehouse Facility have other relationships with the Company or its affiliates. Citigroup and affiliates of Wells Fargo Minnesota and Wells Fargo are lending parties pursuant to credit facilities maintained by Block Financial Corporation, as borrower, and the Company, as guarantor, with various lenders.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Items 1.01(b) and (c) of this report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Pursuant to the New Citigroup Warehouse Facility, OOMC provides a guarantee up to a maximum of approximately 10% of the aggregate principal balance of mortgage loans held by the 2007-5A Trust before ultimate disposition. This guarantee would be called upon if the sale of mortgage loans did not generate adequate proceeds to satisfy the 2007-5A Trust’s current or ultimate payment obligations. The maximum potential undiscounted amount of future payments that OOMC may be required to make pursuant to this guarantee would be approximately $100,000,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	February 6, 2007	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary